EXHIBIT 99.1

Donegal Group Inc. and Donegal Mutual Announce Change in Intercompany Pooling Agreement

MARIETTA, Penn., Jan. 30, 2008 (PRIME NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) and Donegal Mutual Insurance Company ("Donegal Mutual") announced that their respective boards of directors have approved an amendment to the intercompany pooling agreement between Donegal Mutual and Atlantic States Insurance Company ("Atlantic States"), Donegal Group Inc.'s largest insurance subsidiary. Subject to approval by the Pennsylvania Insurance Department, the proposed amendment will increase Atlantic States' share of the intercompany pool from 70% to 80% effective March 1, 2008. The proposed change was approved by the coordinating committee in accordance with our by-laws and the by-laws of Donegal Mutual, and approval of the amendment was further recommended by independent special committees of the boards of directors of both companies. Each special committee had independent legal counsel. Donegal Mutual also received an opinion from Keefe, Bruyette & Woods, Inc., an independent investment banking firm, to the effect that the amendment is fair to the policyholders of Donegal Mutual from a financial point of view.

Donegal Mutual and Atlantic States have participated in a pooling agreement since 1986, whereby substantially all of their premiums, losses and expenses are pooled and each company is allocated a given percentage of the combined underwriting results. The pooling agreement is intended to produce more uniform and stable underwriting results from year to year for each company than they would experience individually and to spread the risk of loss among the companies based on their relative amount of surplus and access to capital. Each company has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.

"Since 1986, the intercompany pooling agreement has allowed Donegal Mutual and Atlantic States to fulfill their shared objective of growing their premium and surplus. Donegal Group Inc.'s three public stock offerings have provided capital necessary to support growth in Atlantic States' share of the pooled business over time, and its stockholders, including Donegal Mutual, have benefited as the pool has grown substantially," said Donald H. Nikolaus, President and Chief Executive Officer. "As we continue to pursue quality premium growth, we believe this change in the pooling agreement will provide a continuation of the significant benefits that both Donegal Group Inc. and Donegal Mutual have realized over the past 21 years."

Based upon current pooled premium levels, Atlantic States is expected to receive an additional allocation of written and earned premiums of approximately $30 million annually. On the effective date of the amendment to the pooling agreement, Donegal Mutual will transfer approximately $12 million of cash and net unearned premium reserves to Atlantic States, which will result in a modest increase to Atlantic States' investment income from that date forward.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota). Donegal Mutual owns approximately 42% and 74% of Donegal Group Inc.'s Class A common stock and Class B common stock, respectively.

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Donegal Group Inc.
         Jeffrey D. Miller, Senior Vice President
          & Chief Financial Officer
         (717) 426-1931
         Fax (717) 426-7009
         jeffmiller@donegalgroup.com